Exhibit 99.1

Potlatch Corporation 601 West First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com

News Release

For immediate release

Contact:	(Media) Mark J. Benson 509.835.1513	(Investors) Douglas D. Spedden 509.835.1549

POTLATCH TO EVALUATE SPIN-OFF OF PULP-BASED BUSINESSES

Spokane, Wash.–April 17, 2008–Potlatch Corporation (NYSE:PCH) announced today that its Board of Directors has authorized management to evaluate a potential tax-free spin-off of the Company’s pulp-based businesses.

A spin-off, if pursued, would create two stand-alone, publicly-traded entities: a timber REIT, which is a verified forest practices leader with 1.65 million acres of forestland in Arkansas, Idaho, Minnesota and Wisconsin; and a pulp-based manufacturing company that would include Potlatch’s Consumer Products facilities in Lewiston, Idaho, Las Vegas, Nevada, and Elwood, Illinois, and its Pulp & Paperboard facilities in Lewiston, Idaho, and Cypress Bend, Arkansas. The businesses to be evaluated for spin-off had revenues of approximately $1.2 billion in 2007.

Chairman, President and CEO Michael J. Covey of Potlatch, said, “If pursued, a spin-off would provide shareholders with direct ownership in two public companies, each uniquely focused on different businesses. One would be essentially a pure-play timber REIT and the other would be an independent, solidly positioned pulp-based manufacturing company, consisting of our Consumer Products and Pulp & Paperboard segments, businesses which continue to generate historically strong operational results. We are excited about the prospect of evaluating this potential opportunity for shareholders, customers and employees and intend to move as expeditiously as possible. We are confident that this is the right time to seriously consider this strategic move.”

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Mr. Covey continued, “If the Board decides to pursue the spin-off of our pulp-based businesses, it would, among other things, enable management to focus more intently on Potlatch’s core Timber and Real Estate businesses to drive more predictable cash flows, limit volatility from future earnings and deliver long-term growth. At the same time, the spin-off company would be able to increase focus on managing and growing its manufacturing businesses without the restrictions imposed under REIT rules.”

The Wood Products business, which would be retained by Potlatch in a spin-off, would consist of four sawmills in Idaho, Arkansas, Minnesota and Michigan, and one industrial-grade plywood mill and one particleboard mill in Idaho. Potlatch’s Lewiston, Idaho, Wood Products Facility, which shares a common site with the Lewiston pulp-based facilities, would be included in the businesses to be spun off as a separate public company.

In any event, Potlatch will remain headquartered in Spokane, Washington, and Mr. Covey will remain Chairman, President and CEO of Potlatch. As part of our evaluation process, Potlatch has retained Russell Reynolds Associates, an executive search firm, which will assist in an external search for a CEO for the proposed pulp-based manufacturing company.

Any transaction would likely be completed during the fourth quarter of 2008, subject to market, regulatory and other conditions.

The Company also noted that, as previously announced, it has scheduled its First Quarter Earnings Web Cast and Conference Call on Thursday, April 24, 2008, at 8:00 a.m. Pacific time (11 a.m. Eastern).

Potlatch owns 1.65 million acres of forestland in Arkansas, Idaho, Minnesota and Wisconsin, and operates 12 manufacturing facilities that produce lumber and panel products and bleached pulp products, including paperboard and tissue. The company, which employs 3,600 people, also conducts a land sales and development business. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its resources.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the potential spin-off of Potlatch’s pulp-based businesses. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include those risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements.

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